Exhibit 10.26
Whereas, MKS Instruments, Inc. (the “Company”) and John A. Smith (“Employee”) have entered into an employment agreement dated July 30, 2004, Appendix A of which includes deferred compensation benefits, and
Whereas, such deferred compensation benefits are subject to the provisions of Internal Revenue Code Section 409A, and
Whereas Appendix A has been administered in accordance with the provisions of Section 409A as of January 1, 2005, and
Whereas, Appendix A must be formally amended in writing on or before December 31, 2008, to incorporate applicable provisions of Section 409A in order to avoid potentially adverse tax consequences to Employee,
Now, therefore, in accordance with Section 16 of Appendix A, the Company and Employee hereby agree that Appendix A of the Agreement is amended in its entirety to read as follows, effective as of November 10, 2008:
APPENDIX A
Supplemental Retirement Benefits
1. Purpose. (a) General. The purpose of this Appendix A is to provide Employee with supplemental retirement benefits to encourage his continued employment with the Corporation. Benefits will be payable only if Employee fully complies with all of the requirements of this Appendix A.
(b) For Benefit of Employee Only. Benefits under this Appendix A are provided for the benefit of Employee only. No other employee shall accrue any rights of any kind as a result of the existence of the arrangement described in this Appendix A. Supplemental retirement benefits may be provided to an employee only as specifically authorized by the Board of Directors of the Corporation.
(c) Internal Revenue Code Section 409A. The provisions of this Appendix A shall be interpreted in a manner consistent with the requirements of Section 409A of the Internal Revenue Code.
2. Definitions. Whenever used herein the following terms shall have the meanings hereinafter set forth:

2.1	“Account” or “Deferred Compensation Account” means the account established in Employee’s name pursuant to Section 5.1 of this Appendix A which reflects Employee’s entire interest in this Appendix A, and which includes Employee’s Company Contribution Subaccount, Retirement Subaccount, and In-Service Distribution Subaccount(s).

2.2	“Base Salary” means base salary as defined in the Employment Agreement, before any pre-tax salary reductions for participation in any benefit plan of the Corporation. Solely for purposes of Section 4.1 of this Agreement, if Employee becomes disabled, then during such period of disability “base salary” means base salary as defined in the Employment Agreement for the calendar year in which such disability commenced, or the immediately preceding calendar year, whichever is greater. “Disability” for purposes of this Section 2.2 means Employee is receiving benefits under any short term or long term disability plan maintained by the Corporation.

2.3	“Beneficiary” means one or more persons, trusts, estates or other entities, designated by Employee to receive death benefits under this Appendix A upon Employee’s death. If Employee fails to designate a Beneficiary or if all designated Beneficiaries predecease Employee then death benefits under this Appendix A shall be payable to Employee’s surviving spouse, if any, and if not to the executor or personal representative of Employee’s estate.

Employee shall designate his Beneficiary by completing and signing a beneficiary designation form prescribed by the Corporation, and returning it to the Corporation or its designated agent. Employee shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the beneficiary designation form and the Corporation’s rules and procedures, as in effect from time to time. Upon the acceptance by the Corporation of a new beneficiary designation form, all Beneficiary designations previously filed shall be canceled. The Corporation shall be entitled to rely on the last beneficiary designation form filed by Employee and accepted by the Corporation prior to his or her death. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Corporation or its designated agent. If the Corporation has any doubt as to the proper Beneficiary to receive payments pursuant to this Appendix A, the Corporation shall have the right, exercisable in its discretion, to withhold such payments until this matter is resolved to the Corporation’s satisfaction.
2.4	“Bonus” means a bonus payable under the Corporation’s Management Incentive Plan.

2.5	“Change in Control” means the first to occur of any of the following events:
(a) Any “person” (as that term is used in Section 13 and 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”)) becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the Company’s capital stock entitled to vote in the election of directors;
(b) The shareholders of the Company approve any consolidation or merger of the Company, other than a consolidation or merger of the Company in which the holders of the common stock of the Company immediately prior to the consolidation or merger hold more than fifty percent (50%) of the common stock of the surviving corporation immediately after the consolidation or merger;
(c) The shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or
(d) The shareholders of the Company approve the sale or transfer of all or substantially all of the assets of the Company to parties that are not within a “controlled group of corporations” (as defined in Code Section 1563) in which the Company is a member.
2.6	“Company Contribution Subaccount” means the portion of Employee’s Account established in accordance with Section 4.3 of this Appendix A which is credited with the Corporation’s hypothetical contributions, and any earnings thereon.

2.7	“Compensation” means, for any calendar year, the sum of Employee’s Base Salary for such calendar year plus any Bonus payable in such calendar year.

2.8	“Corporation” means MKS Instruments, Inc. (the “Company”) and any corporation, trust, association or enterprise which is required to be considered, together with the Corporation, as one employer pursuant to the provisions of Sections 414(b), 414(c), 414(m) or 414(o) of the Code. For purposes of applying Code sections 1563(a)(1), (2), and (3) and regulation section 1.414(c)-2 to the determination of companies under common control for purposes of this Appendix A, 80% shall be used instead of “at least 80%” each place it appears in such sections.

2.9	“Deferred Compensation Agreement” means a written compensation deferral agreement entered into between Employee and the Corporation pursuant Section 3 of this Appendix A.

2.10	“Employment Agreement” means the Employment Agreement between Employee and the Corporation that contains this Appendix A.

2.11	“In-Service Distribution Subaccount” means the portion of Employee’s Account established in accordance with Section 3.4(c) of the Plan which is credited with Employee’s hypothetical deferrals, and earnings thereon, deferred to an in-service distribution date.

2.12	“Permanent and Total Disability” means (a) Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Corporation. Employee shall be conclusively presumed to be

Permanently and Totally Disabled upon determination that he is disabled by the Social Security Administration.
2.13	“Retirement” or “Retired” or “Retires” means the earlier of:
(a) Employee’s Separation from Service with the Corporation upon or after attaining age 61, or
(b) Employee’s deemed Retirement: Employee shall be deemed to have Retired on the earliest of (i) the date he becomes Permanently and Totally Disabled, (ii) the date of Employee’s Separation from Service as a result of the Corporation’s termination of Employee’s employment with the Corporation for any reason other than Termination for Cause as defined in Section 2.19 of this Appendix A, (iii) the date of Employee’s death while employed by the Corporation, or (iv) the date of Employee’s qualifying Separation from Service following a Change in Control in accordance with the provisions of Section 8 of this Appendix A.
2.14.	“Retirement Subaccount” means the portion of Employee’s Account established in accordance with Section 3.4(b) of the Plan which is credited with Employee’s hypothetical contributions, and earnings thereon, deferred to Retirement.

2.15.	“Section 409A” means Section 409A of the Internal Revenue Code, as the same may be amended from time to time, and any successor statute thereto. References in this Appendix A to Section 409A shall be deemed to mean and include any published guidance, regulations, notices, rulings and similar announcements issued by the Internal Revenue Service or by the Secretary of the Treasury under or interpreting Section 409A, decisions by any court of competent jurisdiction involving a Participant or a beneficiary and any closing agreement made under section 7121 of the Code that is approved by the Internal Revenue Service and involves a Participant, all as determined by the Corporation in good faith, which determination may (but shall not be required to) be made in reliance on the advice of such tax counsel or other tax professional(s) with whom the Corporation from time to time may elect to consult with respect to any such matter.

2.16.	“Separates from Service” or “Separation from Service” means Employee’s separation from service with the Corporation as a result of death, retirement, or any other reason, except that for purposes of this Section 2.16 the employment relationship is treated as continuing intact while Employee is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as Employee retains a right to reemployment with the Corporation under an applicable statute or by contract. For purposes of this Section 2.16 a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that Employee will return to perform services for the Corporation. If the period of leave exceeds six months and Employee does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes Employee to be unable to perform the duties of his position of employment or any substantially similar position of employment, a 29-month period of absence shall be substituted for such six-month period. Whether an Employee has a Separation from Service shall be determined in accordance with the provisions of Section 409A, any regulations thereunder, and any other applicable guidance.

2.17	“Specified Employee” means, at any time when stock of the Corporation is publicly traded on an established securities market or otherwise (as determined in accordance with Section 409A), an employee who is a “specified employee” within the meaning of Section 409A. The Corporation shall have the discretion to use any alternative permitted under Section 409A to determine whether Employee is a Specified Employee, and to take any action necessary to make such alternative binding.

2.18	“Termination of Employment” means, for purposes of Section 4.4 of this Appendix A, Employee’s Termination for Cause, or Employee’s voluntary severance from employment with the Corporation (within the meaning of the Corporation’s normal policies and procedures) for any reason other than Retirement.
2.19	“Termination for Cause” means, solely for purposes of this Appendix A, termination of Employee’s employment by the Corporation as a result of Employee’s conviction for the commission of a felony, material breach of any employment or other agreements between Employee and the Corporation, or willful failure to perform the material responsibilities of his position with the Corporation.

2.20	“Trust” means a Trust established pursuant to Section 11 of this Appendix A.

2.21	Gender and Number. Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.
3. Deferral Elections.
3.1	Deferred Compensation Agreement. Employee may elect to defer a portion of his Compensation by entering into a Deferred Compensation Agreement with the Corporation pursuant to the rules set forth in this Section 3. The Deferred Compensation Agreement shall be made on a form supplied by the Corporation and shall become effective only if the Corporation accepts and approves the Agreement.

3.2	Timing of Deferred Compensation Agreement.
(a) Deferrals of Base Salary. (i) Employee may enter into a Deferred Compensation Agreement with respect to his Base Salary prior to January 1 of each calendar year. The Deferred Compensation Agreement shall apply to Base Salary earned in the immediately following calendar year, and shall be irrevocable for such calendar year, except as provided in Section 3.3(c) of this

Appendix A.
(ii) The foregoing notwithstanding, Employee may enter into a Deferred Compensation Agreement within 30 days of the date Employee first becomes eligible to participate in the deferred compensation arrangement set forth in this Appendix A. Such Deferred Compensation Agreement shall apply to Base Salary earned after the date such Deferred Compensation Agreement is executed, and shall be irrevocable for the balance of the calendar year, except as provided in Section 3.3(c). This subparagraph (ii) shall not apply (that is, no mid-year deferral election shall be permitted) in the event Employee, on the date Employee first becomes eligible to participate in this arrangement, is covered under any other account-based nonqualified deferred compensation plan required to be aggregated with this arrangement under the definition of “plan” contained in Section 409A.
(b) Deferrals of Bonus. Employee may enter into a Deferred Compensation Agreement with respect to a Bonus no later than September 30 of the calendar year prior to the calendar year in which such Bonus is earned. Such deferral elections shall be irrevocable, except as provided in Section 3.3(c). Subsequent deferrals of Bonus shall be made only pursuant to a new Deferred Compensation Agreement.
The foregoing notwithstanding, if a Bonus constitutes “performance based compensation” as defined in Section 409A, Employee may enter into a Deferred Compensation Agreement with respect to such Bonus at any time up until June 30 of the year prior to the year in which the applicable performance period ends.
(c) Cancellation of Deferral. The foregoing notwithstanding, in the event Employee receives a hardship distribution (as defined in Treasury Regulation 1.401(k)-1(d)(3)) from a section 401(k) plan maintained by the Corporation, Employee’s existing Deferred Compensation Agreements shall be terminated prospectively (that is, upon receipt of such hardship distribution, no further deferrals of Base Salary or Bonus shall be made under an existing Deferred Compensation Agreement). Employee may, however, enter into a new Deferred

Compensation Agreement that satisfies the requirements of Sections 3.1 through 3.3 of this Appendix A.
3.3	Amount of Deferrals.
(a) From Base Salary. Employee may elect to defer up to 25% of his or her Base Salary, in increments of 1%.
(b) From Bonus. Employee may elect to defer up to 100% of his Bonus, in increments of 5%.
The 25% and 100% maximum deferral limits described above may be reduced by the Corporation in any year if the Corporation determines, in its sole discretion, that such action is necessary to meet Federal or State tax withholding obligations.
3.4	Deferral Period.
(a) General. At the time Employee defers Compensation pursuant to a Deferred Compensation Agreement for a calendar year, he may specify an In-Service Distribution Date applicable to all or a portion of the deferrals for such calendar year, and earnings thereon. Any deferrals of Compensation not deferred to an In-Service Distribution Date shall be deemed deferred to Retirement.
(b) Retirement Subaccount. The Corporation shall establish a Retirement Subaccount on Employee’s behalf representing Compensation Employee has deferred to Retirement, and earnings thereon. Payments from Employee’s Retirement Subaccount shall be made at such time and in such manner as provided in Section 6.3.
(c) Deferrals to an In-Service Distribution Date. Deferrals to an In-Service Distribution Date shall be subject to the following requirements:
(i) In-Service Distribution Date. The In-Service Distribution Date must be a date at least three full calendar years after the date of such Deferred

Compensation Agreement.
(ii) In-Service Distribution Subaccount. The Corporation shall establish an In-Service Distribution Subaccount on Employee’s behalf to which Employee’s deferrals relating to a particular In-Service Distribution Date, and earnings thereon, shall be credited.
(iii) Limits. There are no limits on the number of In-Service Distribution Subaccounts Employee may establish.
(iv) Payments. Payments from In-Service Distribution Subaccounts shall be made at such time and in such manner as provided in Section 6.2.
(d) Postponing In-Service Distributions. Employee may elect to postpone payment of an In-Service Distribution Subaccount, and instead have such amount paid out on an allowable alternative In-Service Distribution Date, by submitting a new In-Service Distribution Election Form to the Corporation, subject to the following:
(i) Such Election Form must be submitted to and accepted by the Corporation in its sole discretion no later than the end of the 13th month prior to the month containing Employee’s previously elected In-Service Distribution Date; and
(ii) The new In-Service Distribution Date selected by Employee must be the first day of any calendar year that is at least five full calendar years after the end of the calendar year in which the previously elected In- Service Distribution would otherwise have been paid to Employee, and
(iii) Such election shall not take effect until 12 months has elapsed from the date such election is made.
3.5	Vesting of Retirement and In-Service Distribution Subaccounts. Subject to Section 11.2, Employee’s Retirement Subaccount and In-Service Distribution

Subaccount(s) shall be fully vested and nonforfeitable.
4. Company Contributions.
4.1	Required Company Contribution. The Corporation shall make an annual hypothetical contribution on Employee’s behalf equal to 15% of Employee’s Compensation. Such hypothetical contribution shall commence with the calendar year the Employment Agreement is executed by the Corporation and Employee, and shall continue each calendar year up to and including the year in which Employee Retires. Except as provided in Section 2.2, and solely for purposes of this Section 4.1, “Compensation” in the calendar year Employee Retires shall mean only Base Salary and Bonus actually paid to Employee in such calendar year.

4.2	Discretionary Company Contribution. The Corporation may, in its absolute discretion, make an additional hypothetical contribution on Employee’s behalf with respect to any calendar year. The fact that the Corporation makes a discretionary contribution with respect to a particular calendar year shall not obligate the Corporation to make a discretionary contribution with respect to any other calendar year.

4.3	Company Contribution Subaccount. The Corporation shall establish a Company Contribution Subaccount on behalf of Employee to which hypothetical required company contributions and discretionary company contributions, and earnings thereon, shall be allocated.

4.4	Vesting of Company Contribution Subaccount. Subject to Sections 4.5, 4.6, 4.7, and Section 11.2 of this Appendix A, Employee’s Company Contribution Subaccount shall vest upon the earlier of (a) or (b), where (a) is the following vesting schedule:

Attained Age While Employed
By the Corporation	Vested Percentage
65	100%
64	90%
63	80%
and (b) is the date of Employee’s deemed Retirement under Section 2.13(b). Employee’s Company Contribution Subaccount shall be forfeited upon Employee’s Termination of Employment. The Company may, in its sole and absolute discretion, waive the vesting schedule and fully vest Employee at any time.
4.5.	Compliance with Noncompete, Nondisclosure, and Nonsoliciation Agreements. Employee’s Company Contribution Subaccount shall be forfeited, and no amount attributable to such Subaccount shall be payable under this Appendix A, in the event the Corporation determines that Employee has failed to comply with the terms of any noncompetition, nondisclosure, or nonsolicitation provision contained in the Employment Agreement, or in any other agreement between Employee and the Corporation.

4.6.	Notice of Intent to Retire. Benefits payable under Section 6.1 of this Appendix A attributable to Employee’s Company Contribution Subaccount are specifically conditioned upon Employee providing to the Corporation written notice of Employee’s intent to Retire at least six months prior to Employee’s Retirement date. In the event Employee fails to satisfy the notice requirements of this Section 4.6, Employee’s Company Contribution Subaccount shall be forfeited, and no amount attributable to such Subaccount shall be payable under this Appendix A. The foregoing notwithstanding, this section 4.6 shall not apply to benefits payable under Section 6.1 as a result of Employee’s deemed Retirement under Section 2.13(b) of this Appendix A. The Corporation, in its sole and absolute discretion, may elect to waive the notice requirement of this Section 4.6.

4.7.	Release. Benefits payable under Section 6.1 of this Appendix A attributable to Employee’s Company Contribution Subaccount are specifically conditioned upon and provided in exchange for Employee signing a separation agreement that releases the Corporation from any liabilities that may have arisen as a result of Employee’s employment and/or termination of employment with the Corporation. In the event Employee terminates employment with the Corporation for any reason other than death (including Retirement) without satisfying the requirements of this Section 4.7 Employee’s Company Contribution Subaccount shall be forfeited, and no amount attributable to such Subaccount shall be payable under this Appendix A.
4.8	Payment of Company Contribution Subaccount. Employee’s vested Company Contribution Subaccount shall be paid at such time and in such manner as provided in Section 6.
5. Employee’s Deferred Compensation Account.
5.1	Establishment of Deferred Compensation Accounts and Subaccounts. The Corporation shall establish and maintain a hypothetical account for Employee called the Deferred Compensation Account. Such Account shall be segregated from the other accounts on the books and records of the Corporation as an unfunded and unsecured liability of the Corporation to Employee. Subaccounts (including Employee’s Company Contribution Subaccount, In-Service Distribution Subaccount(s), and Retirement Subaccount) shall be maintained as determined necessary by the Corporation. Accounts and subaccounts are maintained solely as a device for the measurement and determination of the amounts to be paid to Employee or his Beneficiary pursuant to this Appendix A. Any reference to “contributions to” or “payments from” Employee’s Accounts or subaccounts, or similar phrases, are for convenience only.

5.2	Timing of Contributions to and Distributions From Employee’s Deferred Compensation Account. The Corporation shall credit to Employee’s Deferred Compensation Account an amount equal to the percentage of Employee’s Base Salary and Bonus which he has elected to defer in accordance with Section 3.3, as of the last day of the calendar month in which Employee would have received such amount if not for Employee’s deferral election.

The Corporation shall credit to Employee’s Deferred Compensation Account an amount equal to the Company Contribution(s) to which he is entitled under Sections 4.1 and 4.2 as soon as administratively practicable after the end of each calendar year.
Any distribution with respect to Employee’s Deferred Compensation Account shall be charged to such Account as of the date the distribution is made by the Corporation or from the Trust established in accordance with this Appendix A.

5.3	Selection of Investment Vehicle. Employee shall specify, in the manner prescribed by the Corporation, the allocation of his Account among investment indices available under this Appendix A. An individual’s selection of an investment index will have no bearing on the actual investment or segregation of Corporation assets, but will be used as the basis for making adjustments to such individual’s Account as described in Section Article 5.4 below. Employee can change his or her investment index or indices at such time, and in such manner, as determined by the Corporation. The Corporation may change the investment indices available under this Appendix A at any time in its absolute discretion.

5.4	Adjustment of Deferred Compensation Account. As of the last day of each calendar month, or more frequently as determined in the sole discretion of the Corporation, Employee’s Deferred Compensation Account shall be credited with hypothetical net income, gain and loss, including hypothetical net unrealized gain and loss, based on the hypothetical investment directions made by the Participant in accordance with Section 5.3 of this Appendix A.
6. Benefit Payments.
6.1	Payment of Company Contribution Subaccount.

The vested portion of Employee’s Company Contribution Subaccount shall be paid in a lump sum on Employee’s Retirement date, and the nonvested portion shall be forfeited.

6.2	Payment of In-Service Distribution Subaccount. Employee’s In-Service

Distribution Subaccount(s) shall be paid in a single lump sum on the earlier of (a) the Participant’s In-Service Distribution Date, or (b) the date Employee Separates from Service for any reason.
6.3	Payment of Retirement Subaccount. Employee’s Retirement Subaccount(s) shall be paid in a single lump sum on the date Employee Separates from Service for any reason.

6.4	Delay of Payment to Specified Employee. Sections 6.1 through 6.3 of this Appendix A notwithstanding, in the event Employee is a Specified Employee on the date Employee Separates from Service then any amount payable under this Appendix A as a result of such Separation from Service, other than amounts payable as a result of Employee’s Permanent and Total Disability, shall not be made earlier than (a) the date that is six months after the date of Employee’s Separation from Service or, if earlier, (b) the date of the Employee’s death.

6.5	Payment upon Death. The vested portion of Employee’s Deferred Compensation Account shall be paid to Employee’s Beneficiary upon Employee’s death.

6.6	Time and amount of Payment. Where the provisions of this Appendix A require that a payment be made on a designated date, (for example, under Sections 6.1, 6.2, 6.3, 6.4, 6.5, or 8) such payment shall be deemed to have been made on such date if it is made as soon as administratively practicable following such date. In no event, however, shall payment be made later than the end of the calendar year containing such designated date or, if later, the 15th day of the third calendar month following such designated date. The amount payable, if any, to Employee (or Employee’s beneficiary) under Sections 6.1 through 6.5 shall be determined as of the valuation date (pursuant to Section 5.4) immediately preceding Employee’s (or Employee’s beneficiary’s) distribution date. In no event shall Employee be permitted to designate, directly or indirectly, the taxable year in which payment will be made.

6.7	Distribution of Taxable Amounts. Anything in this Appendix A to the contrary notwithstanding, in the event Employee is determined to be subject to federal income tax on any amount credited to Employee’s Deferred Compensation Account due to the failure of this arrangement to meet the requirements of Section 409A, Corporation shall distribute to Employee, as soon as administratively practicable, an amount equal to the amount Employee is required to include in income as a result of such failure.
6.8	Domestic Relations Orders. The payment of all or part of Employee’s Retirement benefit may, in the sole discretion of the Corporation, be accelerated and paid to a person other than Employee if Corporation determines that such payment is necessary to fulfill a valid domestic relations order as defined in Section 414(p)(1)(B) of the Internal Revenue Code.
7. Limitations On Liability. Notwithstanding any of the preceding provisions of this Appendix A, neither the Corporation, nor any individual acting as employee or agent of the Corporation, shall be liable to Employee or other person for any claim, loss, liability or expense incurred in connection with this Appendix A.
The Corporation does not in any way guarantee Employee’s Deferred Compensation Account against loss or depreciation, whether caused by poor investment performance, insolvency of a deemed investment or by any other event or occurrence. In no event shall the employees, officers, directors, or stockholders of the Corporation be liable to any individual or entity on account of any claim arising by reason of the provisions of this Appendix A or any instrument or instruments implementing its provisions, or for the failure of any Employee, Beneficiary or other individual or entity to be entitled to any particular tax consequences with respect to this Appendix A, or any credit or payment hereunder.
Nothing contained in this Appendix A shall constitute a guarantee by the Corporation or any other person or entity that the assets of the Corporation will be sufficient to pay any benefits hereunder.
Any payment made in good faith in accordance with provisions of this Appendix A shall be a complete discharge of any liability for the making of such payment under the provisions of this Appendix A.

8. Effect of a Change In Control of the Corporation. Anything in this Appendix A to the contrary notwithstanding, this Section 8 shall apply in the event of a Change in Control. If, within three years after the date of a Change in Control Employee voluntarily Separates from Service with the Corporation for Good Reason, and employee is not otherwise eligible for Retirement, then Employee shall be deemed to have Retired with a fully vested benefit on the date of such Separation from Service.
Solely for purposes of this Section 8, “Good Reason” shall mean Employee’s voluntary Separation from Service within 90 days following (i) a material diminution in Employee’s positions, duties and responsibilities from those described in this Employment Agreement (ii) if Employee is a member of the Board of Directors, the removal of Employee from, or the failure to re-elect Employee as a member of, the Board, (iii) a reduction in Employee’s Base Salary (other than a reduction which is part of a general salary reduction program affecting senior executives of the Corporation) (iv) a material reduction in the aggregate value of the pension and welfare benefits provided to Employee from those in effect prior to the Change in Control (other than a reduction which is proportionate to the reductions applicable to other senior executives pursuant to a cost-saving plan that includes all senior executives), (v) a material breach of any provision of this Employment Agreement by the Corporation, (vi) the Corporation’s requiring Employee to be based at a location that creates a one-way commute for Employee in excess of 60 miles from his primary residence, except for required travel on the Corporation’s business to an extent substantially consistent with the business travel obligations of Employee under this Employment Agreement. Notwithstanding the foregoing, a termination shall not be treated as a termination for Good Reason (i) if Employee shall have consented in writing to the occurrence of the event giving rise to the claim of termination for Good Reason or (ii) unless Employee shall have delivered a written notice to the Corporation within 30 days of his having actual knowledge of the occurrence of one of such events stating that he intends to terminate his employment for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured within 30 days of the receipt of such notice.

9. Effect Of Termination Of Employment And Rehire. Upon Employee’s Retirement or other Separation from Service with the Corporation the benefit payable under this Appendix A, if any, shall be determined by the Corporation and such determination shall be conclusive and binding (subject to Section 14). This Appendix A shall not apply to any subsequent period of reemployment of Employee by the Corporation.
10. Administration.
10.1.	Powers of the Corporation. The Board of Directors of the Company (the “Board”) shall have the sole authority to act on behalf of the Corporation under this Appendix A (subject to Section 10.3), and shall have all the powers necessary to administer the benefits under this Appendix A, including, without limitation, the power to interpret the provisions of this Appendix A and to establish rules and prescribe any forms required to administer benefits under this Appendix A

10.2.	Actions of the Board. All determinations, interpretations, rules, and decisions of the Board shall be conclusive and binding upon all persons having or claiming to have any interest or right under this Appendix A.

10.3.	Delegation. The Board shall have the power to delegate specific duties and responsibilities to officers or other employees of the Corporation or other individuals or entities. Any delegation by the Board may allow further delegations by the individual or entity to whom the delegation is made. Any delegation may be rescinded by the Board at any time. Each person or entity to whom a duty or responsibility has been delegated shall be responsible for the exercise of such duty or responsibility and shall not be responsible for any act or failure to act of any other person or entity.

10.4.	Reports and Records. The Board and those to whom the Board has delegated duties under Section 10.3 shall keep records of all their proceedings and actions and shall maintain books of account, records, and other data as shall be necessary for the proper administration of this Appendix A and for compliance with applicable law.

10.5.	Costs. The costs of providing and administering the benefits under this Appendix A shall be borne by the Corporation.
11. Unfunded Benefits; Establishment Of Trust.
11.1.	Unfunded Status. This Appendix A shall be unfunded for tax purposes and for purposes of Title 1 of ERISA.

11.2.	Establishment of Trust. The Corporation shall not be required to set aside any funds to discharge its obligations hereunder, but may set aside such funds to informally fund all or part of its obligations hereunder if it chooses to do so, including without limitation the contribution of assets to a “rabbi trust” (the Trust). Any setting aside of amounts, or acquisition of any insurance policy or any other asset, by the Corporation with which to discharge its obligations hereunder in trust or otherwise, shall not be deemed to create any beneficial ownership interest in Employee, his surviving spouse, or Beneficiary, and legal and equitable title to any funds so set aside shall remain in the Corporation, and any recipient of benefits hereunder shall have no security or other interest in such funds. The rights of Employee and his surviving spouse and Beneficiary(ies) under this Appendix A shall be no greater than the rights of a general unsecured creditor of the Corporation. Any and all funds so set aside by the Corporation shall remain the general assets of the Corporation, and subject to the claims of its general creditors, present and future.

11.3.	Interrelationship of this Appendix A and the Trust. The provisions of this Appendix A shall govern the rights of Employee to receive distributions pursuant to the provisions of this Appendix A. The provisions of the Trust shall govern the rights of the Corporation, Employee, and creditors of the Corporation to the assets transferred to the Trust. The Corporation shall at all times remain liable to carry out its obligations under this Appendix A.

11.4	Distributions from the Trust. The Corporation’s obligations under this Appendix A may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Corporation’s obligation under this Appendix A.

12. Payment Of Benefit For Disabled Or Incapacitated Person. If the Corporation determines, in its discretion, that Employee or Employee’s Beneficiary is under a legal disability or is incapacitated in any way so as to be unable to manage his financial affairs, the Corporation may make any payment otherwise due under the terms of this Appendix A to such person or to his legal representative or to a friend or relative of such person as the Corporation considers advisable. Any payment under this Section 12 shall be a complete discharge of any liability for the making of such payment under this Appendix A. Nothing contained in this Section 12 however, should be deemed to impose upon the Corporation any liability for paying a benefit to any person who is under such a legal disability or is so incapacitated unless it has received notice of such disability or incapacity from a competent source.
13. Nonassignability. Neither Employee nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by Employee or any other person, be transferable by operation of law in the event of Employee’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise. The Corporation is authorized to make any payments directed by court order.
14. Claim Procedure.
14.1.	Presentation of Claim. Employee, or Employee’s Beneficiary after Employee’s death (such Employee or Beneficiary being referred to below as a “Claimant”) may deliver to the Corporation a written claim for a determination with respect to the amounts distributable to such Claimant under this Appendix A. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.
14.2.	Notification of Decision.
(a) Claim for benefits other than Disability Benefits. The Corporation shall consider a Claimant’s claim within a reasonable time, but no later than ninety (90) days after receiving the claim. If the Corporation determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Corporation expects to render the benefit determination.
(b) Claim for disability benefits. If the claim relates to benefits in connection with disability (as defined in Section 4.4), the Corporation shall consider a Claimant’s claim within a reasonable time, but no later than forty-five (45) days after receiving the claim. If the Corporation determines that, due to matters beyond the control of the Plan, the Corporation will not be able to respond to the claim within such 45-day period, the Corporation may extend the response period for one or two additional periods of up to 30 days each by providing the Claimant with notice describing the circumstances that necessitate the extension and the date as of which the Corporation anticipates that it will render its decision. Each such notice must be conveyed to the Claimant prior to the commencement of an extension.
(c) Notification. The Corporation shall notify the Claimant in writing, within the time periods specified in Section 14.2(a) or (b) as applicable:
(1) that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or
(2) that the Corporation has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(A) the specific reason(s) for the denial of the claim, or any part of it;
(B) specific reference(s) to pertinent provisions of this Appendix A upon which such denial was based;
(C) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;
(D) an explanation of the claim review procedure set forth in Section 14.3 below; and
(E) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.
14.3	Review of a Denied Claim.
(a) Claim for benefits other than disability benefits. On or before sixty (60) days after receiving a notice from the Corporation that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Corporation a written request for a review of the denial of the claim. The Claimant (or the Claimant’s duly authorized representative):
(1) may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;
(2) may submit written comments or other documents; and/or
(3) may request a hearing, which the Corporation, in its sole discretion, may grant.
The Corporation shall render its decision on review promptly, and no later than sixty (60) days after the Corporation receives the Claimant’s written request for a review of the denial of the claim. If the Corporation determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Corporation expects to render the benefit determination. In rendering its decision, the Corporation shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:
(1) specific reasons for the decision;
(2) specific reference(s) to the pertinent provisions of this Appendix A upon which the decision was based;
(3) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and
(4) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).
(b) Claim for disability benefits. If the claim relates to benefits in connection with disability (as defined in Section 4.4), the procedure described in Section 14.3(a) above shall apply, modified as follows:
(1) All references to 60 days shall be changed to 45 days, except that a Claimant shall have 180 days to file an appeal.

(2) The Corporation shall designate an individual to conduct the review who is not the individual who made the initial adverse determination, and is not a subordinate of such individual.
(3) The notice of extension shall describe the circumstances that require the extension; must include the date as of which the Corporation anticipates that it will render its decision; and must be communicated to the Claimant prior to the commencement of the extension.
(4) The review shall not afford deference to the initial adverse benefit determination.
(5) When the appeal is based on a medical judgment, the Corporation shall consult with a health care professional who has appropriate experience and training in the field involved in determining the Claimant’s disability and shall identify all medical and vocational experts whose advice was obtained in connection with the appeal. A health care professional may not be consulted under this Section 7.10(b)(3)(ii)(E) if the health care professional (or a subordinate of such individual) was consulted in connection with the initial claim for benefits.
(6) If the Corporation makes an adverse benefit determination on review, the Corporation shall provide the Claimant with a statement that the Claimant is entitled to receive or request reasonable access to, and copies of, all information relevant to the claim for benefits, including internal rules, guidelines, and protocols (to the extent relied upon) and a statement regarding voluntary alternative dispute resolution options.
14.4.	Disability Benefits. For purposes of this Article 14, “disability benefits” means a benefit payable under this Appendix A that is conditioned upon the Corporation’s determination that Employee is Permanently and Totally Disabled. If the Corporation does not make such determination, but instead relies solely upon the determination of the Social Security Administration’s determination that Employee is disabled, then Sections 14.2(b) and 14.3(b) shall not apply, and any claims by Employee shall instead be reviewed under the provisions of this Article 14 for benefits other than Disability benefits.
14.5.	Legal Action. A Claimant’s compliance with the foregoing provisions of this Article 14 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Appendix A.
15. Tax Withholding And Reporting.
(a) General: The Corporation shall have the right to deduct any required withholding taxes from any payment made under this Appendix A. Except as provided in Section 15(b), the Corporation shall not be obligated to pay or reimburse Employee, or his surviving spouse or Beneficiary, for any income or other taxes or penalties that may be imposed on such person by the Internal Revenue Service or any state or other taxing authority as a result of benefits paid under this Appendix A.
(b) Excise Tax Payment. In the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)), to Employee or for his benefit paid or payable or distributed or distributable pursuant to the terms of this Employment Agreement (including this Appendix A) or otherwise in connection with, or arising out of, his employment with the Corporation or a Change in Control of the Corporation (a “Payment” or “Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Employee will be entitled to immediately receive an additional payment (a “Gross-Up Payment”) from the Corporation in an amount such that after payment by Employee of all taxes (including any interest or penalties, other than interest and penalties imposed by reason of Employee’s failure to file timely a tax return or pay taxes shown due on his return, imposed with respect to such taxes and the Excise Tax), including any Excise Tax imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

16. Successors. The provisions of this Appendix A shall bind and inure to the benefit of the Corporation and its successors and assigns and Employee and Employee’s surviving spouse and designated beneficiaries.
17. Amendment. This Appendix A may be amended only by written agreement between Employee and the Corporation.
Agreed to and executed this 10th day of November, 2008.

MKS Instruments, Inc.
By:	/s/ Leo Berlinghieri
Leo Berlinghieri, CEO & President

/s/ John Smith
John A. Smith

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